Exhibit 11
                             HEILIG-MEYERS COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands except per share data)


                                       Three Months Ended
                                       ------------------
                                      May 31,       May 31,
                                       1997          1996
                                       ----          ----
Primary Earnings Per Share:

  Average number of
    shares outstanding                54,414        48,584

  Net effect of stock
    options                              833         1,096

  Average number of
    shares as adjusted                55,247        49,680

  Net earnings                       $13,761       $12,371

  Per share amount                   $   .25       $   .25


Fully Diluted Earnings Per Share:

  Average number of
    shares outstanding                54,414        48,584

  Net effect of stock
    options                              881         1,138

  Average number of
    shares as adjusted                55,295        49,722

  Net earnings                       $13,761       $12,371

  Per share amount                   $   .25       $   .25


Earnings Per Common Share:

Earnings per common share is computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The Company has issued stock options, which are the Company's only common stock equivalent, at exercise prices ranging from $5.52 to $35.06. Stock options which were antidilutive for the period ended May 31, 1997 were not included in the earnings per share calculation.


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